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                                                                    EXHIBIT 12.1

                          WESTERN WIRELESS CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

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                                                                                                                        SIX MONTHS
                                                                                                                          ENDED
                                                                                 YEAR ENDED DECEMBER 31,                  JUNE 30,
                                             --------------------------------------------------------------------      ----------
                                               1999         2000           2001            2002           2003            2004
                                             ---------    ---------      ---------      ---------       ---------      ---------
                                                                       (As restated)  (As restated)   (As restated)  (As restated)
Income (loss) from continuing operations
 before provision for income taxes and
cumulative change in accounting principle     $ (48,121)   $  65,406    $(137,299)     $ (92,187)       $  36,907      $  98,888

Adjust for:
    Minority interests in net income (loss)
    of consolidated subsidiaries                 (1,610)      (2,058)     (17,799)        (8,107)          (4,637)         4,618
    Equity in net (income) loss of
    unconsolidated affiliates,
    net of tax                                   14,529         (658)       7,772         (4,219)          (2,750)        (2,932)
                                              ---------    ---------    ---------      ---------        ---------      ---------

Income (loss) from continuing operations
before provision for income taxes,
cumulative change in accounting principle,
minority interests in consolidated
subsidiaries and income (loss) from equity
investees                                       (35,202)      62,690     (147,326)      (104,513)          29,520        100,574

Add:
    Fixed charges                                99,993      152,229      163,353        158,791          158,719         69,796
    Amortization of capitalized interest                                      408            965            1,126            569
    Distributed income of equity investee                                                                                  1,015

Deduct:
    Interest capitalized                                                   (5,707)        (2,100)            (150)
    Minority interest in pre-tax income of
     subsidiaries that have not incurred
     fixed charges                                              (223)        (616)          (104)             (17)        (5,521)
                                              ---------    ---------    ---------      ---------         ---------     ---------
       Earnings                               $  64,791    $ 214,696    $  10,112      $  53,039        $ 189,198      $ 166,433
                                              =========    =========    =========      =========         =========     =========

Fixed Charges:

    Interest and financing expense, net       $  99,993    $ 152,229    $ 157,646      $ 156,691        $ 158,569      $  69,796
    Interest capitalized                                                    5,707          2,100              150
                                              ---------    ---------    ---------      ---------        ---------      ---------
       Fixed Charges                          $  99,993    $ 152,229    $ 163,353      $ 158,791        $ 158,719      $  69,796
                                              =========    =========    =========      =========        =========      =========

 Ratio of earnings to fixed charges                             1.41                                         1.19           2.38
                                                           =========                                    =========      =========

Deficiency of earnings to cover fixed charges $ (35,202)                $(153,241)     $(105,752)
                                              =========                 =========      ==========
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